UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

Check the appropriate box: ☐ Preliminary Proxy Statement.
☐Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☑Definitive Proxy Statement.
☐Definitive Additional Materials.
☐Soliciting Material under §240.14a-12.

TECH PRECISION CORPORATION
(Name of Registrant as Specified in its Charter)

NOT APPLICABLE
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

TECHPRECISION CORPORATION

September 16, 2009

Dear Shareholder:

It is my pleasure to invite you to attend our Annual Meeting of Shareholders. The meeting will be held on October 15, 2009 at 10 a.m. Eastern Time at Pepper Hamilton, LLP, The New York Times Building, 37th Floor, 620 Eighth Avenue New York, New York 10018. The Notice of Annual Meeting and Proxy Statement accompanying this letter describes the business to be conducted at the meeting.

If you plan to attend the meeting and you hold your shares in registered form and not through a bank, brokerage firm or other nominee, please mark the appropriate box on your proxy card. If you plan to attend and your shares are held by a bank, brokerage firm or other nominee, please send written notification to 1 Bella Drive, Westminster, MA 01473, Attention: Richard Fitzgerald, and enclose evidence of your ownership (such as a letter from the bank, brokerage firm or other nominee confirming your ownership or a bank or brokerage firm account statement).  The names of all those indicating they plan to attend will be placed on an admission list held at the registration desk at the entrance to the meeting.

It is important that your shares be represented at the meeting, regardless of the number you may hold. Whether or not you plan to attend, if you hold your shares in registered form, please sign, date and return your proxy card as soon as possible. If, on the other hand, you hold your shares through a bank, brokerage firm or other nominee, please sign, date and return to your bank, brokerage firm or other nominee the enclosed voting instruction form, or if you prefer, you can vote by telephone or through the Internet in accordance with instructions set forth in the enclosed voting instruction form.

I look forward to seeing you on October 15th.

Sincerely, Louis A. Winoski Interim Chief Executive Officer

TECHPRECISION CORPORATION
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

October 15, 2009
10:00 a.m. EDT
Pepper Hamilton, LLP
The New York Times Building
 37th Floor
620 Eighth Avenue, New York, New York 10018

September 16, 2009

Dear Shareholder:

You are invited to the Annual Meeting of Shareholders of TechPrecision Corporation. We will hold the meeting at the time and place noted above. At the meeting, we will ask you to:

•	Elect six directors: Philip A. Dur, Michael R. Holly, Andrew A. Levy, Larry Steinbrueck, Louis A. Winoski, and Stanley A. Youtt;

•	Consider and ratify the selection of Tabriztchi and Co. CPA, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2010; and

•	Transact any other business properly brought before the meeting.

Your vote is important. To be sure your vote counts and assure a quorum, please vote, sign, date and return the enclosed proxy card or voting instruction form whether or not you plan to attend the meeting; or if you prefer and if you hold your shares through a bank, brokerage firm or other nominee, please follow the instructions on the enclosed voting instruction form for voting by Internet or by telephone whether or not you plan to attend the meeting in person.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SHAREHOLDER MEETING TO BE HELD ON
OCTOBER 15, 2009.

The proxy statement and the annual report to shareholders are available at
www.techprecision.com/reports_and_proxy.html.

By order of the Board of Directors,

Richard F. Fitzgerald,
Chief Financial Officer

IMPORTANT

You will not be admitted to the Annual Meeting without proper identification (such as a driver’s license or passport) and either proof of your ownership of Techprecision’s common stock or proof that you hold a valid proxy from a shareholder who held Techprecision’s common stock as of the record date of the Annual Meeting.

Registration will begin at 9:15 a.m. EDT.  Please allow ample time for check-in. Please bring proper identification and evidence of either your stock ownership or the grant of any valid proxy you hold with you in order to be admitted to the Annual Meeting.  If your shares (or the shares of the shareholder who granted you the proxy) are held in the name of a bank, broker, or other nominee holder and you plan to attend the Annual Meeting in person, please bring a copy of your broker statement, the proxy card mailed to you by your bank or broker or other proof of ownership of Techprecision’s common stock (or the equivalent proof of ownership as of the close of business on the record date of the shareholder who granted you the proxy).  For information on requirements relating to voting your shares in person at the Annual Meeting, see “Item I — Information About Voting” on page 1 of the accompanying Proxy Statement.

Cameras, cell phones, recording equipment, and other electronic devices will not be permitted at the meeting.

Table of Contents

I. Information About Voting	1
Solicitation of Proxies	1
Agenda Items	1
Who Can Vote	1
How to Vote	1
Use of Proxies	2
Broker Non-Votes	2
Revoking a Proxy or Changing Your Vote	2
Quorum Requirement	3
Vote Required for Action	3
II. Proposal I – Election of Directors	3
III. Board of Directors	3
IV. Information About the Board of Directors	5
Meetings	5
Independence	5
Shareholder Communications	5
Committees	5
Audit Committee	5
Compensation Committee	6
Compensation Committee Interlocks	6
Board of Directors Compensation	7
V. Security Ownership of Techprecision	8
VI. Executive Compensation	10
Summary Compensation Table	10
All Other Compensation	10
VII. Related Party Transactions	13
VIII. Proposal Two – Ratification of Independent Registered Public Accounting Firm	13
IX. Audit Committee Report	13
Audit Fees	13
Pre-Approval Policy	14
X. Other Matters	14
Section 16(a) Beneficial Ownership Reporting Compliance	14
Shareholder Proposals for the 2010 Annual Meeting	15
Expenses Relating to this Proxy Solicitation	15
FORM OF PROXY	16

I. INFORMATION ABOUT VOTING

Solicitation of Proxies

Our Board of Directors is soliciting proxies for use at our annual meeting of shareholders to be held on October 15, 2009 (the “Annual Meeting”) and any adjournments of that meeting.  We first mailed this proxy statement, the accompanying form of proxy and our Annual Report to Shareholders for our fiscal year ending March 31, 2009 (“fiscal 2009”) on or about September 16, 2009.

Agenda Items

The agenda for the Annual Meeting is to:

1. Elect six directors;

2. Consider and ratify the selection of Tabriztchi and Co. CPA, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2010; and

3. Conduct other business properly brought before the meeting.

Who Can Vote

You can vote at the Annual Meeting if you are a holder of our common stock, $0.0001 par value per share (“Common Stock”), on the record date.  The record date is the close of business on August 17, 2009.  You will have one vote for each share of Common Stock.  As of August 17, 2009, there were 13,907,513 shares of Common Stock outstanding and entitled to vote.

How to Vote

For Shares Held Directly in the Name of the Shareholder

If you hold your shares in registered form and not through a bank, brokerage firm or other nominee, you may vote your shares in one of two ways:

•	In Person. If you choose to vote in person, you can come to the Annual Meeting and cast your vote in person; or

•
Voting By Mail.  If you choose to vote by mail, complete the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided. If you sign your proxy card and return it without marking any voting instructions, your shares will be voted in favor of each of the proposals presented at the Annual Meeting.

For Shares Held Through a Bank, Brokerage Firm or Other Nominee

If you hold your shares through a bank, brokerage firm or other nominee, you may vote your shares in any one of three ways:

•
In Person.  If you choose to vote in person at the Annual Meeting, you must obtain a legal proxy from your bank, brokerage firm or other nominee authorizing you to vote at the Annual Meeting.  You can then come to the Annual Meeting and cast your vote in person;

•
Voting By Mail.  If you choose to vote by mail, complete and return to your bank, brokerage firm or other nominee the voting instruction form provided to you by your bank, brokerage firm or other nominee; or

•
Voting By Telephone or Internet.  If you choose to vote by telephone or Internet, vote in accordance with instructions set forth on the voting instruction form provided to you by your bank, brokerage firm or other nominee.

Use of Proxies

Unless you tell us on the proxy card to vote differently, we plan to vote signed and returned proxies FOR the nominees for director and FOR the ratification of Tabriztchi and Co. CPA, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending March 31, 2010.  We do not now know of any other matters to come before the Annual Meeting.  If they do, proxy holders will vote the proxies according to their best judgment.

Broker Non-Votes

A broker non-vote occurs when banks or brokerage firms holding shares on behalf of a shareholder do not receive voting instructions from the shareholder by a specified date before the Annual Meeting and do not have discretionary authority to vote those undirected shares on specified matters under applicable rules. Banks or brokerage firms have this discretionary authority with respect to the election of directors and the ratification of the independent registered public accountants. With respect to matters when banks and brokerage firms do not have discretionary authority, and if the beneficial owners have not provided instructions with respect to such matters, those shares will be included in determining whether a quorum is present but will have the effect of a vote against such matters.

Revoking a Proxy or Changing Your Vote

For Shares Held Directly in the Name of the Shareholder

If you hold your shares in registered form and not through a bank, brokerage firm or other nominee, you may revoke your proxy at any time before it is exercised. You can revoke a proxy by:

•	Submitting a later-dated proxy by mail;

•	Sending a written notice to the Secretary of Techprecision. You must send any written notice of a revocation of a proxy so as to be delivered before the taking of the vote at the Annual Meeting to:

Techprecision Corporation
1 Bella Drive
Westminster, Massachusetts 01473
Attention:  Richard F. Fitzgerald

; or

•
Attending the Annual Meeting and voting in person. Your attendance at the Annual Meeting will not in and of itself revoke your proxy. You must also vote your shares at the Annual Meeting in order to effectively revoke your previously delivered proxy.

For Shares Held Through a Bank, Brokerage Firm or Other Nominee

If you hold your shares through a bank, brokerage firm or other nominee, you may change your vote at any time by:

•	Submitting a later-dated voting instruction form by mail to your bank, brokerage firm or other nominee;

•	Submitting a later-dated telephone or Internet vote in accordance with instructions set forth on the voting instruction form provided to you by your bank, brokerage firm or other nominee; or

•
Attending the Annual Meeting and voting in person.  Your attendance at the Annual Meeting will not in and of itself revoke your voting instructions to your bank, brokerage firm or other nominee.  You must also vote your shares at the Annual Meeting in order to effectively revoke your previously delivered voting instructions.  In order, however, to vote your shares at the Annual Meeting, you must obtain a legal proxy, executed in your favor, from your bank, brokerage firm or other nominee to be able to vote at the Annual Meeting.

Quorum Requirement

We need a quorum of shareholders to hold a valid Annual Meeting.  A quorum will be present if the holders of at least a majority of the outstanding Common Stock entitled to vote at the Annual Meeting either attend the Annual Meeting in person or are represented by proxy.  Broker non-votes and votes withheld are counted as present for the purpose of establishing a quorum.

Vote Required for Action

Directors are elected by a plurality vote of shares present in person or represented by proxy at the Annual Meeting.  All other actions are approved if the votes cast in favor of the action exceed the votes cast opposing the action, unless the question is one upon which a larger or different vote is required by express provision of law or by our charter or bylaws.  Shares represented by proxies that withhold authority to vote for the election of directors will not be counted in the election of directors in favor of any nominee.  IN THE ABSENCE OF SPECIFIC DIRECTION, SHARES REPRESENTED BY A PROXY WILL BE VOTED “FOR” THE ELECTION OF ALL DIRECTOR NOMINEES NOMINATED BY THE COMPANY AND “FOR” THE RATIFICATION OF TABRIZTCHI & CO., CPA AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

II. PROPOSAL ONE – ELECTION OF DIRECTORS

Our Board of Directors currently consists of five directors, each of whose terms will expire at this Annual Meeting.

On September 14, 2009, the Board acted to increase the size of the Board from five to six directors.  The six nominees for director this year are Philip A. Dur, Michael R. Holly, Andrew A. Levy, Larry Steinbrueck, Louis A. Winoski, and Stanley A. Youtt.  Information about the nominees, each of whom currently sits on the Board of Directors is contained in the next section of this proxy statement entitled “Board of Directors.”

The Board of Directors expects that all six of the nominees will be able and willing to serve as directors.  If any nominee is not available, the proxies may be voted for another person nominated by the Board of Directors to fill the vacancy, or the size of the Board of Directors may be reduced.

The Board of Directors recommends a vote “FOR” the election of Philip A. Dur, Michael R. Holly, Andrew A. Levy, Larry Steinbrueck, Louis A. Winoski, and Stanley A. Youtt to the Board of Directors.

III.  BOARD OF DIRECTORS AND OFFICERS

Mary Desmond, 45, has been the Chief Financial Officer of Ranor since 1998 and served as our Chief Financial Officer from February 2006 through March 2009. Ms. Desmond obtained her Bachelor of Science degree in accounting from Franklin Pierce College and she received her Masters of Business (MBA) from Fitchburg State College.

Richard F. Fitzgerald, 46, was hired to the position of Chief Financial Officer on March 23, 2009.  Prior to joining us as Chief Financial Officer, Mr. Fitzgerald served as Vice President and Chief Financial Officer of Nucleonics, Inc. a private venture capital backed, biotechnology company.  Before becoming CFO at Nucleonics, Mr. Fitzgerald served in a variety of senior financial roles during his tenure there, which extended from 2002 through December 2008.  Prior to his employment with Nucleonics, Inc., Mr. Fitzgerald served as Director, Corporate Development of Exelon Corporation and PECO Energy Company from 1997 through 2002.  Mr. Fitzgerald began his career with Coopers & Lybrand (now PricewaterhouseCoopers) in Philadelphia and is a member of both the American and Pennsylvania Institutes of Certified Public Accountants.  He holds a Bachelor of Science Degree in Business Administration from Bucknell University.

Philip A. Dur, 66, is nominated for election as a new independent director.  Mr. Dur currently serves on the board of directors at Kennametal, Inc. From October 2001 until June 2005, Mr. Dur served as Corporate Vice president, Northrop Grumman Corporation and President, Northrop Grumman Ship Systems Sector.  Earlier in his private sector career, Mr. Dur held executive leadership positions at Northrop Grumman Electronic Systems, Tenneco. Inc. and Tenneco Automotive.  Prior to his private sector experience, Mr. Dur Served in the United States Navy, attaining the rank of  Rear Admiral.  Among his assignments were Commander of the SARATOGA Battle Group and Director of the Naval Strategy Division.  He also served as a Director of Political Military Affairs  on the staff of the National Security Council during the Reagan Administration. Mr. Dur holds a Ph.D. in Political Economy and Government and a Masters in Public Administration from Harvard University as well as masters and undergraduate degrees from the University of Notre Dame.

Michael R. Holly, 63, has been a director since March 2006. Since 2004, Mr. Holly has been a private investor and consultant. From 1996 until 2004, Mr. Holly was managing director of Safeguard International Fund, L.P., a private equity fund of which Mr. Holly is a founding partner. Mr. Holly has a Bachelor of Science degree in economics from Mount St. Mary’s University.

Andrew A. Levy, 62, was appointed to fill the vacancy on the Techprecision Board left by the resignation of Mr. James Reindl.  Since 1978, Mr. Levy has served as CEO of Redstone Capital, a small investment banking firm. Mr. Levy has also served on the board of directors of Medis Technologies, Inc., a NASDAQ-listed technology company, since 2008.  Mr. Levy received his Bachelor in Engineering from Yale University, and received his Juris Doctor from Harvard Law School.  Mr. Levy is also the manager of WM Realty.

Larry R. Steinbrueck, 57, has been a director since March 2006. Since 1991, Mr. Steinbrueck has been president of MidWest Capital Group, an investment banking firm. Mr. Steinbrueck has a Bachelor of Science degree in business and a Masters in Business Administration from the University of Missouri.

Louis A. Winoski, 51, has been a director since March 2006. Since 2002, Mr. Winoski has been managing partner of Homeric Partners, LLC, a management consulting business.  Effective March 31, 2009, Mr. Winoski assumed the role of Interim Chief Executive Officer. Mr. Winoski’s appointment as Interim Chief Executive Officer is discussed in more detail under the heading “Executive Compensation” below. Previously, Mr. Winoski served as the Chief Operating Officer of GCT Garner Inc., the US subsidiary of a Germany-based, aerospace design engineering firm which lists Boeing and Airbus among its major customers. He concurrently served as Executive Program Manager for PFW Aerospace AG on the 787 Dreamliner Program. Mr. Winoski began his career as a US Army Officer, entering the aerospace industry in 1986. Since then, he has held a succession of senior executive management and consulting positions with a number of growth-oriented mid-size hardware and service providers. Mr. Winoski has a Bachelor of Science degree in industrial and systems management engineering from The Pennsylvania State University.

Stanley A. Youtt, 62, has been a director since February 2006, and he has been Chief Executive Officer of Ranor since 2000. Mr. Youtt received a Bachelor of Science degree in naval architecture and marine engineering from the University of Michigan and Masters Degree in civil engineering (applied mechanics) from the University of Connecticut.

James G. Reindl had been a director, Chairman and Chief Executive Officer since February 2006. Mr. Reindl resigned from all his positions with the company on March 31, 2009.  Mr. Reindl’s separation from the company is discussed in more detail under the heading “Severance Agreement” below.

IV.  INFORMATION ABOUT THE BOARD OF DIRECTORS

Meetings

During fiscal 2009, the Board of Directors held 3 regular and special meetings.  All incumbent directors attended at least 75% of the total number of meetings of the Board of Directors and all committees of the Board of Directors on which they served, with the exception of Mr. Winoski who attended 66% of all Board of Directors meetings and at least 75% of all committee meetings.  While the Company encourages all members of the Board of Directors to attend annual meetings of the Company’s shareholders, there is no formal policy as to their attendance.

Independence

We evaluate the independence of our directors in accordance with the listing standards of the Nasdaq Stock Market, LLC (“Nasdaq”), and the regulations promulgated by the Securities and Exchange Commission (“SEC”).  These rules and regulations require that a majority of the members of a company’s board of directors must qualify as “independent,” as affirmatively determined by the board of directors. After review of all relevant transactions and relationships between each director, or any of his or her family members, and the Company, its senior management and its independent registered public accounting firm, the Board affirmatively has determined that the following directors are independent directors within the meaning of the Nasdaq listing standards: Philip A. Dur, Michael R. Holly, and Larry Steinbrueck. The independent directors met separately from the Board during the fiscal year ended March 31, 2009, but such meetings were not scheduled on a regular basis.

Shareholder Communications

The Board of Directors provides a process by which shareholders may communicate with the Board. Shareholders who wish to communicate with the Board may do so by sending written communications addressed to the Board of Directors of Techprecision Corporation, c/o Richard F. Fitzgerald, 1 Bella Drive, Westminster, Massachusetts 01473.  The Company will forward all mail received at the Company’s corporate office that is addressed to the Board of Directors or any member of the Board.  On a periodic basis, all such communications will be compiled and submitted to the Board of Directors or the specific Board member to whom the communications are addressed.

Committees

The Board of Directors has two standing committees: an Audit Committee and a Compensation Committee.  The Board of Directors does not have a standing nominating committee because it has determined that, due to the small size of the Board of Directors, there is no need to delegate the tasks associated with the nomination process—evaluating existing director performance and assessing and nominating potential board candidates—to a separate committee.  In addition, the highly specialized nature of the Company’s business, together with the small pool of industry-knowledgeable candidates for director, make the selection of candidates for nomination to the board a narrow inquiry.

Audit Committee

The Board of Directors has not adopted a written charter that outlines the duties of the Audit Committee, but is currently in the process of developing such a charter. The principal duties of the Audit Committee, among other things, are to:

•
review with management and the Company’s independent public accountants the Company’s audited financial statements and related footnotes, and the clarity of the disclosures in the financial statements;

•	meet periodically with management and the Company’s independent public accountants to review the Company’s major financial risk exposures and the steps taken to monitor and control such exposures;

•	review and discuss quarterly reports from the Company’s independent public accountants regarding all critical accounting policies and practices to be used;

•
obtain from the Company’s independent public accountants their recommendation regarding internal controls and other matters relating to the accounting procedures and the books and records of the Company and the correction of controls deemed to be deficient;

•	pre-approve all auditing services and permitted non-audit services (including the fees for such services and terms thereof) to be performed for the Company by its independent public accountants;

•	establish, review and update policies for approving related party transactions; and monitor implementation of such policies; and

•	review and approve any transactions between the Company and related parties.

Members:  Mr. Holly (Chairman), Mr.Steinbrueck, and Mr. Winoski.  All of the members of the Audit Committee were “independent” as defined by the rules and regulations of Nasdaq and the SEC as of the end of the most recent fiscal year on March 31, 2009.  Since March 31, 2009, Mr. Winoski, who continues to serve on the audit committee, is not independent due to his appointment as our Interim Chief Financial Officer.  The board determined that in view of the interim nature of his position and the Company’s intention to elect a full-time Chief Executive Officer, that it was in the best interest of the Company for Mr. Winoski to continue serving on the audit committee.  The Board has determined that Mr. Holly, who is the chairman of the audit committee, is an audit committee financial expert.

Number of Meetings in fiscal 2009:  4

Compensation Committee

The Board of Directors has not adopted a written charter that outlines the duties of the Compensation Committee, but is currently in the process of developing such a charter. The principal duties of the Compensation Committee, among other things, are to:

•
review and recommend to the Board of Directors the annual salary, bonus, stock compensation and other benefits, direct and indirect, of the Company’s executive officers, including the Chief Executive Officer and Chief Financial Officer;

•	review and provide recommendations to the Company regarding compensation and bonus levels of other members of senior management;

•	review and recommend to the Board of Directors new executive compensation programs;

•	grant awards under our equity incentive plans and establish the terms thereof; and

•	review and approve material changes in the Company’s employee benefit plans.

Members:  Mr. Winoski (Chairman), Mr. Holly and Mr. Steinbrueck.  All of the members of the Compensation Committee are “independent” as defined by the rules and regulations of Nasdaq and the SEC as of the end of the most recent fiscal year on March 31, 2009.  Since March 31, 2009, Mr. Winoski, who continues to serve as chairman of the compensation committee, is not independent due to his appointment as our Interim Chief Financial Officer.  The board determined that in view of the interim nature of his position and the Company’s intention to elect a full-time Chief Executive Officer, that it was in the best interest of the Company for Mr. Winoski to continue serving on the compensation committee.

Number of Meetings in fiscal 2009:  2

Compensation Committee Interlocks

The Compensation Committee has three members: Mr. Holly, Mr. Steinbrueck and Mr. Winoski (Chair.)  As of March 31, 2009, Mr. Winoski has served as our Interim Chief Executive Officer. Our Board determined that in view of the interim nature of his position and the Company’s intention to elect a full-time Chief Executive Officer, that it was in the best interest of the Company for Mr. Winoski to continue serving on the compensation committee.

To the knowledge of the Company, there are no interlocking relationships among members of our Board of Directors.

Board of Directors Compensation

Fees for Employee Directors

Any director who is also one of our employees does not receive any additional compensation for his or her service as a director of Techprecision.  However, as our Interim Chief Financial Officer, Mr. Winoski does receive his Board and Committee fees as well as compensation for his consulting services as our Interim Chief Financial Officer.

Fees and Equity Awards for Non-employee Directors

Commencing with the year ended March 31, 2007, we have paid our independent directors a fee of $2,000 per meeting.  On April 6, 2009, directors’ fees were adjusted to $7,000, per quarter for the quarters ending June 30, 2009 and September 30, 2009, which increase reflects the additional time and effort required to support a new management team in transition efforts.  Also as of April 6, 2009, the Audit Committee, and Compensation Committee chairs will receive additional fees of $3,000 annually for their incremental efforts as Committee chairs.  The quarterly Board fees after September 30, 2009 are anticipated to be $5,000 per quarter.

In addition, our 2006 long-term incentive plan provides for the grant of non-qualified options to purchase 50,000 shares, exercisable in installments, to each newly elected independent director and annual grants of options to purchase 5,000 shares of common stock commencing with the third year of service as a director, as described under “2006 Long-Term Incentive Plan.” The following table sets forth compensation paid to each person who was a director during the year ended March 31, 2009, other than directors whose compensation is set forth in the summary compensation table

Director Compensation Table

The following table provides information about all compensation earned in fiscal 2009 by the individuals who served on our Board of Directors:

Name	Fees Earned	Option Awards	Other Compensation	Total ($)
Louis Winoski (1)	$12,000	$3,375	--	$17,459
Michael R. Holly (1)	$12,000	$4,500	$10,000 (2)	$29,279
Larry Steinbrueck (1)	$12,000	$2,250	--	$15,639
Andrew A. Levy (3)	--	--	--	--
____________

(1)  On October 1, 2008, the Company’s independent directors were granted stock options to acquire common shares at $1.31 per share as follows: Mr. Winoski received 7,500 options; Mr. Holly received 10,000 options; and Mr. Steinbrueck received 5,000 options.  The options vest in installments over three years.
(2)  Mr. Holly was awarded $10,000 in recognition of his service to the Board and the Corporation and as reimbursement of his time and expenses incurred in connection with issues relating to the resignation of Mr. Reindl.
(3)  Mr. Levy was appointed as a director on April 1, 2009.  Accordingly, he did not receive any director compensation for the year ended March 31, 2009.

V. SECURITY OWNERSHIP OF TECHPRECISION

Security Ownership of Certain Beneficial Owners and Management

The following table shows, as of September 11, 2009 (except as set forth below), the number of shares of Common Stock beneficially owned by:

•	each beneficial owner of more than five percent of our outstanding Common Stock;

•	each of our directors and Company nominees for director;

•	each of our current and former executive officers listed in the Summary Compensation Table on page 16 below; and

•    all of our directors and executive officers as a group.

	Shares Beneficially Owned
Name (1)	Number	Percent
James G. Reindl 165 E. 66th Street New York, NY 10065	2,589,600	18.62%
Andrew A. Levy 46 Baldwin Farms North Greenwich, CT 06831	2,337,100	16.80%
Greenbridge Partners IV, LLC (2) 20130 Via Cellini Porter Ranch, CA 91326	2,294,982	14.1%
Robert Lifton (3) (4) 805 Third Avenue New York, NY 10022	1,850,000	13.30%
Howard Weingrow (4) (5) 805 Third Avenue New York, NY 10022	1,850,000	13.30%
Stanoff Corporation 805 Third Avenue New York, NY 10022	1,700,000	12.22%
Stanley A. Youtt	1,592,000	11.45%
Barron Partners, LP (6) 730 Fifth Avenue New York, NY 10019	733,318	5.27%
Larry Steinbrueck (7)	254,000	1.83%
Michael R. Holly (8)	145,000	1.04%
Louis A. Winoski (9)	57,500	*
Mary Desmond (10)	38,000	*
Richard F. Fitzgerald	0	*
Philip A. Dur	0	*
All executive officers and directors as a group (9 persons) (6)(7)(8)(9)(10)	7,013,200	50.43%

*           Less than one percent of class
(1)
Except as otherwise indicated each person has the sole power to vote and dispose of all shares of common stock listed opposite his name, and such person’s address is 1 Bella Drive, Westminster, MA 01473. Each person is deemed to own beneficially shares of common stock which are issuable upon exercise of warrants or options or upon conversion of convertible securities if they are exercisable or convertible within 60 days of August 17, 2009.

(2)             Includes 150,000 shares owned by Mr. Lifton individually.

(3)
Robert Lifton and Mr. Weingrow, as principals of Stanoff Corporation, share voting and dispositive control over the shares owned by Stanoff Corporation. Because Mr. Lifton and Mr. Weingrow have voting and dispositive control over the shares owned by Stanoff, the shares owned by Stanoff are deemed to be beneficially owned by each of them. Thus, the number of shares beneficially owned by each of Mr. Lifton and Mr. Weingrow includes the 1,700,000 shares owned by Stanoff Corporation.

(4)             Includes 150,000 shares owned by Mr. Weingrow individually.
(5)
In addition to the shares of common stock reflected in this table, Barron Partners owns shares of Series A Preferred Stock which, if fully converted or exercised, would result in ownership of more than 4.9% of our outstanding common stock. However, the Series A Preferred Stock may not be converted if such conversion would result in Barron Partners owning more than 4.9% of our outstanding common stock. The applicable instruments provide that this limitation may not be waived. Since Barron Partners presently owns more than 5% of our common stock, it does not beneficially own any of the 7,595,998 shares of common stock issuable upon conversion of the Series A Preferred Stock.

(6)             Includes 50,000 stock options vested on, or within 60 days after August 17, 2009.
(7)             Includes 6,000 stock options vested on, or within 60 days after August 17, 2009.
(8)             Includes 57,500 stock options vested on, or within 60 days after, August 17, 2009.
(9)             Includes 25,000 stock options vested on, or within 60 days after, August 17, 2009.

VI.  EXECUTIVE COMPENSATION

Summary Compensation Table

Set forth below is information for the year ended March 31, 2009 and 2008 for our Chief Executive Officer, the Chief Executive Officer of Ranor and our Chief Financial Officer. No other officer received compensation of more than $100,000 for the fiscal year ended March 31, 2009.

Name and Position	Fiscal Year	Salary	Bonus	Stock Awards	Option Awards	All Other Compensation	Total
James G. Reindl, Former Chief Executive Officer	2009 2008	$199,231 160,000	$44,000 —	— —	— —	— —	$243,231 160,000

Stanley A. Youtt, Chief Executive Officer – Ranor	2009 2008	203,975 198,016	44,000 —	— —	— —	— —	247,975 198,016

Mary Desmond, Former Chief Financial Officer	2009 2008	117,875 103,846	15,000 5,000	855	— —	— —	132,875 109,701

“Other Compensation” for Mr. Reindl includes reimbursement for his travel expenses from his home to our offices in Westminster, Massachusetts, which were $29,182 for the year ended March 31, 2009 and $24,827 for the year ended March 31, 2008.

In April 2007, we granted Ms. Desmond 3,000 shares of common stock which was fully vested on the date of grant.  Also in April 2007, the Company granted options to purchase 211,660 shares of common stock at an exercise price of $.285 (representing the value at the date of grant, as discussed below) to certain employees, including a grant of an option to purchase 25,000 shares of common stock to Ms. Desmond.  The Company’s common stock did not trade in the market at the date of grant.  Therefore, it was impossible to reasonably estimate fair value at the grant date, and thus, in accordance with SFAS 123(R), the options granted in April 2007, including Ms. Desmond’s option, were priced based on intrinsic value rather than fair market value.

Employment Agreements, Severance Agreements, and Executive Consulting Contracts

We have employment agreements with, Mr. Youtt, Ms. Desmond, and Mr. Fitzgerald, an executive consulting agreement with Mr. Winoski and a severance agreement with Mr. Reindl.

Stanley A. Youtt Employment Agreement

In February 2006, contemporaneously with our acquisition of Ranor, Ranor entered into an employment agreement with Stanley A. Youtt pursuant to which he would serve as Ranor’s Chief Executive Officer for a term of three years ending on February 28, 2009. Pursuant to the agreement, we paid Mr. Youtt salary at the annual rate of $200,000. Mr. Youtt is also eligible for performance bonuses based on financial performance criteria set by the board. In the event that we terminate Mr. Youtt’s employment without cause, we are required to make a lump-sum payment to him equal to his base compensation for the balance of the term and to provide the insurance coverage that we would provide if he remained employed.  We and Mr. Youtt renewed his agreement at the annual rate of $220,000 on terms comparable to the original agreement.

Mary Desmond Employment Agreement

On June 19, 2007, we entered into an employment contract with Mary Desmond, our Chief Financial Officer, dated retroactively to April 1, 2007. Pursuant to the terms of this agreement, we employed Ms. Desmond for an initial term commencing April 1, 2007 and expiring March 31, 2009 and continuing on a year-to-year basis thereafter unless terminated by either party on 90 days written notice prior to the expiration of the initial term or any one-year extension. Ms. Desmond is to receive an annual salary of $110,000 a year. Ms. Desmond is also entitled to receive an increase to her base salary and receive certain bonus compensation, stock options or other equity based incentives at the discretion of the compensation committee of the board of directors. The agreement may be terminated by us with or without cause or by Ms. Desmond’s resignation. If the Company terminates the agreement without cause, the Company is to pay Ms. Desmond severance pay equal to her salary for the balance of the term plus the amount of her bonus received in the prior year. During the term of her employment and for a period thereafter, Ms. Desmond will be subject to non-competition and non-solicitation provisions, subject to standard exceptions.

Louis A. Winoski Executive Consulting Agreement

On March 31, 2009, following the resignation of James Reindl as Chief Executive Officer and director, we entered into an executive consulting agreement with Mr. Louis A. Winoski pursuant to which Mr. Winoski agreed to provide executive management and consulting services in the role of Interim Chief Executive Officer of the Company.  Pursuant to this agreement, the Company will pay Mr. Winoski consulting fees at a rate of Ten Thousand Dollars ($10,000.00) per month.  The executive consulting agreement automatically terminates after six (6) months, unless extended by the mutual written agreement of the parties.  Either party may terminate the executive consulting agreement at any time by giving the other party fifteen (15) days prior written notice.  A party may also terminate the executive management agreement for breach if the other party materially breaches any provision of the agreement and fails to cure such breach within ten (10) days after written notice of the breach.  We currently anticipate extending Mr. Winoski’s consulting agreement for an additional six months through March 30, 2010.

Richard F. Fitzgerald Employment Agreement

We executed an employment agreement (the “CFO Employment Agreement”) on March 23, 2009, to hire Mr. Richard F. Fitzgerald for the position of Chief Financial Officer (“CFO”). The terms of the CFO Employment Agreement provide that Mr. Fitzgerald shall report directly to the Board and the Chief Executive Officer and his duties include, but are not limited to, directing the preparation of budgets, financial forecasts and strategic planning of the Company as well as establishing major economic objectives and policies for the Company and ensuring compliance with the Company’s SEC reporting obligations.

Upon his execution of the CFO Employment Agreement, Mr. Fitzgerald was entitled to a signing bonus of $25,000.00.  Mr. Fitzgerald will receive an annual base salary of $195,000 and options to purchase 150,000 shares of the Company’s common stock, which vest in three equal parts over three years.  The exercise price of the options will be the market price as of the grant date.  Mr. Fitzgerald will also be eligible for an annual cash performance bonus based upon the financial performance of the Company as determined by the Board. Mr. Fitzgerald will be entitled to participate fully in the Company’s employee benefit plans and programs.  Mr. Fitzgerald will also be reimbursed for reasonable and necessary out-of-pocket expenses incurred by him in the performance of his duties and responsibilities as CFO.

The Company may terminate the CFO Employment Agreement at any time without cause, as defined in the CFO Employment Agreement.  In the event of a termination without cause, the Company will be required to pay Mr. Fitzgerald an amount equal to one year of his base salary paid in equal installments in accordance with the Company’s payroll policies.  The Company may terminate the CFO Employment Agreement for cause at any time upon seven (7) days written notice, during which period Mr. Fitzgerald may contest his termination before the Board.

Upon termination of the CFO Employment Agreement, Mr. Fitzgerald will have the obligation not to disclose the Company’s confidential information or trade secrets to anyone following termination of the CFO Employment Agreement.  Mr. Fitzgerald is also subject to a covenant not to compete with the Company for a period of 12 months following termination of the CFO Employment Agreement.

James G. Reindl Employment Agreement

On June 19, 2007, we entered into an employment agreement dated as of April 1, 2007 with James G. Reindl, our former Chief Executive Officer. Pursuant to the terms of the agreement, we agreed to employ Mr. Reindl for an initial term commencing April 1, 2007 and expiring on March 31, 2009 and continuing on a year-to-year basis thereafter unless terminated by either party on 90 days’ written notice prior to the expiration of the initial term or any one-year extension. Mr. Reindl received an annual base salary of $160,000 and was reimbursed for his commuting expenses. Mr. Reindl was also entitled to receive an increase to his base salary and receive certain bonus compensation, stock options or other equity-based incentives at the discretion of the compensation committee of the board of directors and reimbursement of his commuting expenses. The agreement may be terminated by us with or without cause or by Mr. Reindl’s resignation. On March 31, 2009, the Board of Directors accepted Mr. Reindl’s resignation, which resignation terminated the employment agreement.  In connection with his resignation, we entered into a Separation Agreement with Mr. Reindl.  Please see the discussion of this Separation Agreement under the heading “Resignation of James Reindl”.

James G. Reindl Severance Agreement

Mr. Reindl resigned from all of his offices and positions with the Company, including his office as Chief Executive Officer of the Company, and his positions as a director and Chairman of the Board, effective March 31, 2009 (the “Resignation Date”). Upon his resignation, Mr. Reindl entered into a separation, severance and release agreement with the Company (the “Severance Agreement”) to provide for certain severance payments to Mr. Reindl, and to obtain his assistance when and as needed during a transition period.  This Severance Agreement had the effect of canceling and replacing Mr. Reindl’s employment agreement.

Under the terms of the Severance Agreement, Mr. Reindl will be entitled to receive severance payments for up to twelve (12) months (the “Severance Period”), which will be at a gross monthly rate of $16,666.67 during the first six months of the Severance Period, and which will be at a gross monthly rate of $10,416.67 for the remainder of the Severance Period.  Aggregate gross severance payments will equal $162,500.  Such payments will be made to Mr. Reindl in accordance with the Company’s normal payroll practices, provided that he complies with the Severance Agreement.  No additional compensation, bonuses or benefits will be payable by the Company to Mr. Reindl under the Severance Agreement.  The Severance Agreement also provides for certain mutual releases by Mr. Reindl and the Company.

The Severance Agreement also provides that Mr. Reindl will make himself available to provide transition services to the Company for a period of up to three (3) months when and as needed.  During such period, Mr. Reindl will assist the Company in transitioning his responsibilities to Mr. Winoski as the Interim Chief Executive Officer and to other senior management.

The restrictive covenants regarding confidentiality, noncompetition and non-solicitation to which Mr. Reindl previously agreed under his existing employment agreement with the Company (the “Restrictive Covenants”) will continue in full force after the Resignation Date.  The Severance Agreement provides that Mr. Reindl’s continued compliance with the Restrictive Covenants is a condition to the Company’s obligation to make severance payments under the Severance Agreement.

VII.  RELATED PARTY TRANSACTIONS

We lease our facilities in Westminster, Massachusetts from WM Realty, which is controlled by Andrew A. Levy, a director and a principal shareholder. We currently pay an annual rental of $450,000, which is subject to increase based on increases in the cost of living index. We also have a right to purchase the property at fair market value.

All transactions with related parties are subject to approval by the audit committee.

VIII.  PROPOSAL TWO – RATIFICATION OF
INDEPENDENT AUDITORS

The Audit Committee has appointed Tabriztchi & Co., CPA, P.C. (“Tabriztchi”) as the independent registered public accounting firm to audit the books, records and accounts of the Company for the fiscal year ending March 31, 2010.

The Audit Committee has recommended that the shareholders vote for ratification of such appointment. A representative of Tabriztchi is expected to be present at the Annual Meeting and will have the opportunity to make a statement if desired and is expected to be available to respond to appropriate questions.

Neither the Company’s bylaws nor other governing documents or laws require shareholder ratification of the appointment of Tabriztchi as the Company’s independent registered public accounting firm. However, the Audit Committee is submitting the appointment of Tabriztchi to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the appointment, the Audit Committee will reconsider whether to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of different independent public accounting firm at any time during the year if they determine that such a change would be in the best interests of the Company and its shareholders.

The affirmative vote of the majority of the votes represented by the holders of shares present in person or represented by proxy and entitled to vote at the Meeting will be required to ratify the appointment of Grant Thornton.

The Board of Directors recommends a vote “FOR” Proposal 2.

IX. AUDIT COMMITTEE REPORT

The Audit Committee Report that follows shall not be deemed to be incorporated by reference into any filing made by us under the Securities Act or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent we incorporate such Report by specific reference.

The Audit Committee of the Board of Directors has:

•	Reviewed and discussed the audited financial statements with management;

•	Discussed with Tabriztchi, our independent public accountants, the matters required to be discussed by the Statement on Auditing Standards No. 61; and

•	Received the written disclosures and the letter from Tabriztchi as required by Independence Standards Board Standard No. 1, and has discussed its independence with Tabriztchi.

In reliance upon the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended March 31, 2009.

The Audit Committee
Michael R. Holly, Chairman
Larry Steinbrueck
Louis A. Winoski

Audit Fees

The following is a summary of fees for professional services rendered by Tabriztchi, our independent registered public accounting firm, for the years ended March 31, 2009 and 2008 as follows:

	Year ended March 31,
	2009	2008
Audit fees	$80,545	$65,970
Audit related fees	6,050	-0-
Tax fees	5,600	-0-
All other fees	-0-	-0-
Total	$92,195	$65,970

Audit fees.    Audit fees represent fees for professional services performed by Tabriztchi for the audit of our annual financial statements and the review of our quarterly financial statements, as well as services that are normally provided in connection with statutory and regulatory filings or engagements.

Audit-related fees.    Audit-related fees represent fees for assurance and related services performed by Tabriztchi that are reasonably related to the performance of the audit or review of our financial statements. These services include the review of our registration statement on Form S-1 and communications with SEC regarding Forms 10-K and 10-Q.

Tax Fees. Tax fees represent fees for tax compliance services performed by Tabriztchi and Co. CPA, P.C.

All other fees.    There were no other fees paid to Tabriztchi and Co. CPA, P.C. for the year ended March 31, 2009.  We are seeking to improve and refine our internal controls to better ensure compliance with the SEC rules promulgated under Section 404 of Sarbanes-Oxley.  In connection with this effort, we may incur increased audit costs for the year ended March 31, 2010 as compared to the fiscal year ended March 31, 2009.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The audit committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services. The independent registered public accounting firm and management are required to periodically report to the audit committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. The audit committee may also pre-approve particular services on a case-by-case basis. All services were pre-approved by the audit committee.

X.  OTHER MATTERS

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, requires our directors, executive officers and persons who own more than 10% of our common stock to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities.   To our knowledge, during the fiscal year ended March 31, 2009, all reports required to be filed pursuant to Section 16(a) were filed on a timely basis, except for the following:  (1) Mr. Winoski failed to timely file his Form 3 upon becoming a director in March 2006; and (2) Mr. Fitzgerald failed to timely file his Form 4—filed on April 3, 2009—upon becoming our Chief Financial Officer; (3) Mr. Holly failed to timely file his Form 4 upon a grant of options to purchase the Company’s common stock on or about October 1, 2008; and (4) Mr. Steinbrueck failed to timely file his Form 4 upon a grant of options to purchase the Company’s common stock on or about October 1, 2008.  The Company’s directors and officers have subsequently complied with their Section 16 reporting obligations.

Shareholder Proposals for the 2010 Annual Meeting

Shareholders may nominate director candidates and make proposals to be considered at the 2010 Annual Meeting. In accordance with our bylaws, any shareholder nominations of one or more candidates for election as directors at the 2010 Annual Meeting or any other proposal for consideration at the 2010 Annual Meeting must be received by us at the address set forth below, together with certain information specified in our bylaws between July 19, 2010 and August 16, 2010.

In addition to being able to present proposals for consideration at the 2010 Annual Meeting, shareholders may also be able to have their proposals included in our proxy statement and form of proxy for the 2010 Annual Meeting. In order to have a shareholder proposal included in the proxy statement and form of proxy, the proposal must be delivered to us at the address set forth below not later than May 19, 2010, and the shareholder must otherwise comply with applicable SEC requirements and our bylaws. If the shareholder complies with these requirements for inclusion of a proposal in our proxy statement and form of proxy, the shareholder need not comply with the notice requirements described in the preceding paragraph.

The form of proxy issued with our 2010 proxy statement will confer discretionary authority to vote for or against any proposal made by a shareholder at our 2010 Annual Meeting and which is not included in our proxy statement. However, such discretionary authority may not be exercised if the shareholder proponent has given to our Secretary notice of such proposal between July 19, 2010 and August 16, 2010 and certain other conditions provided for in the SEC’s rules have been satisfied.

A copy of the full text of the bylaw provisions discussed above may be obtained by writing to the Secretary of Techprecision and all notices and nominations referred to above must be sent to the corporate offices of Techprecision, at the following address: Techprecision Corporation., 1 Bella Drive, Westminster, MA 01473, Attention: Richard F. Fitzgerald, Chief Financial Officer.

Expenses Relating to this Proxy Solicitation

We will pay all expenses relating to this proxy solicitation. In addition to this solicitation by mail, our officers, directors, and employees may solicit proxies by telephone or personal call without extra compensation for that activity. We also expect to reimburse banks, brokers and other persons for reasonable out-of-pocket expenses in forwarding proxy material to beneficial owners of our stock and obtaining the proxies of those owners. We regularly retain the services of CCG Public Relations to assist with our investor relations ad other shareholder communications issues. CCG Public Relations will assist in the solicitation of proxies and will not receive any additional compensation for these services. Corporate Communications, Inc. may solicit proxies by telephone, facsimile, other forms of electronic transmission and by mail. We will reimburse the firm’s expenses in connection with the solicitation. In addition, proxies may be solicited on our behalf by directors, officers or employees in person or by telephone, facsimile, electronic transmission and by mail. None of these persons will receive any extra compensation for doing this.

Richard F. Fitzgerald
Chief Financial Officer

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

TECHPRECISION CORPORATION

The undersigned appoints each of Louis A. Winoski and Richard F. Fitzgerald as proxy, with the power to appoint his substitute, and authorizes them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of TechPrecision Corporation held of record by the undersigned at the close of business on August 17, 2009 at the Annual Meeting of Stockholders of TechPrecision Corporation to be held on October 15, 2009 or at any adjournment thereof.

The Board of Directors of Techprecision Corporation recommends a vote “FOR” Proposals 1 and 2:

	For all nominees listed to the left	Withhold Authority to vote (except as marked to the contrary for all nominees listed to the left)
1. Election of Directors	☐	☐
(01) Philip A. Dur
(02) Michael R. Holly
(03) Andrew A. Levy
(04) Larry Steinbrueck
(05) Louis A. Winoski
(06) Stanley A. Youtt

(Instruction: To withhold authority to vote for any individual nominee, strike a line through that nominee’s name in the list above)

	For	Against	Abstain
2. Approve ratification of appointment of Tabriztchi and Co. CPA, P.C. as the Company’s independent registered public accounting firm for the fiscal year ending on March 31, 2010.	☐	☐	☐

Please date and sign our Proxy on the reverse side and return it promptly.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED.  IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING THE SIX NOMINEES TO THE BOARD OF DIRECTORS, FOR PROPOSAL 2, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSON NAMED AS PROXY HEREIN, ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING.  THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

Signature                                                                      Signature                                                                                            Date                                                     , 2009

Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.